Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-240086, 333-234423, 333-217810 and 333-196296 on Form S-3, Registration Statement No. 333-251863 on Form S-4 and Registration Statement No. 333-216988 on Form S-8 of our report dated March 15, 2021, relating to the financial statements of Ready Capital Corporation and its subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 15, 2021